EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
(864) 286-4358

SCANSOURCE REPORTS FOURTH QUARTER AND YEAR-END RESULTS

GREENVILLE, SC — August 20, 2009—ScanSource, Inc. (NASDAQ:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its fourth quarter and fiscal year ended June 30, 2009.

Quarter ended June 30, 2009:		Fiscal Year ended June 30, 2009:

Net Sales	$441 million	Net Sales	$1,848 million
Net Income	$12.5 Million	Net Income	$47.7 million
Diluted EPS	$0.47 per share	Diluted EPS	$1.79 per share

“In our fourth quarter, we had excellent results in certain areas of our business, specifically our Security and Communications sales units,” said Mike Baur, CEO, ScanSource, Inc. “Overall, we are pleased with our North American sales results, which are improving. And while our International business remains flat, we continue to be cautiously optimistic.”

For the quarter ended June 30, 2009, net sales decreased 20.4% to $441 million compared to $554 million for the quarter ended June 30, 2008. Quarterly operating income also decreased 17.4% to $20.0 million from $24.2 million for the comparable prior year quarter. Net income decreased 13.6% to $12.5 million for the quarter ended June 30, 2009 versus $14.5 million for the quarter ended

ScanSource Reports Fourth Quarter and Year End Results

June 30, 2008. The effective tax rate for the quarter was 37.4%, compared to 39.0% for the prior year quarter. Diluted earnings per share decreased 13.0% to $0.47 compared to $0.54 in the prior year quarter.

For the year ended June 30, 2009, net sales decreased 15.1% to $1.85 billion, compared to $2.18 billion for the prior year ended June 30, 2008. Fiscal year operating income also decreased 21.1% to $74.1 million from $94.0 million for the comparable prior fiscal year. Net income decreased 14.3% to $47.7 million compared to $55.6 million for the prior fiscal year ended June 30, 2008. The effective tax rate for the year was 37.0% compared to 38.3% for the prior fiscal year. Diluted earnings per share decreased 14.8% to $1.79 compared to $2.10 in the prior year.

Forecast for Next Quarter

The Company announced its revenue forecast for the first quarter of fiscal 2010. ScanSource expects net revenues for the September 2009 quarter could range from $445 million to $465 million.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results including but not limited to macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a prolonged economic downturn. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2008 filed with, and the Company’s annual report on Form 10-K for the year ended June 30, 2009 to be filed with, the Securities and Exchange Commission.

About ScanSource

ScanSource, Inc. (NASDAQ:SCSC) is a leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #854 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Fourth Quarter and Year End Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	June 30, 2009	June 30, 2008*
Assets
Current assets:
Cash and cash equivalents	$127,664	$15,224
Trade & notes receivable	291,037	360,154
Other receivables	7,676	8,052
Inventories	216,829	280,077
Prepaid expenses and other assets	5,486	5,556
Deferred income taxes	8,735	11,428

Total current assets	657,427	680,491

Property and equipment, net	21,035	22,420
Goodwill	34,087	36,121
Other assets, including identifiable intangible assets	36,082	33,174

Total assets	$748,631	$772,206

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$—
Short-term borrowings	—	7,649
Trade accounts payable	228,408	265,284
Accrued expenses and other liabilities	30,443	34,337
Income taxes payable	3,799	4,585

Total current liabilities	262,650	311,855
Deferred income taxes	—	—
Long-term debt	30,429	29,576
Borrowings under revolving credit facility	—	27,047
Other long-term liabilities	10,106	7,975

Total liabilities	303,185	376,453

Shareholder’s equity:
Common stock	104,461	96,097
Retained earnings	337,822	290,134
Accumulated other comprehensive income	3,163	9,522

Total shareholders’ equity	445,446	395,753

Total liabilities and shareholders’ equity	$748,631	$772,206

* Derived from audited financial statements at June 30, 2008.

ScanSource Reports Fourth Quarter and Year End Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share information)

	Quarter ended June 30,		Fiscal year ended June 30,
	2009	2008	2009	2008
Net sales	$441,236	$554,030	$1,847,969	$2,175,485
Cost of goods sold	387,753	495,432	1,639,121	1,947,867

Gross profit	53,483	58,598	208,848	227,618

Operating expenses:
Selling, general and administrative expenses	33,505	34,415	134,730	133,653

Operating income	19,978	24,183	74,118	93,965
Other expense (income):
Interest expense	366	974	2,176	5,471
Interest income	(286)	(404)	(1,405)	(1,512)
Other, net	(78)	(93)	(2,307)	(212)

Other expense (income)	2	477	(1,536)	3,747

Income before income taxes	19,976	23,706	75,654	90,218
Provision for income taxes	7,473	9,239	27,966	34,586

Net income	$12,503	$14,467	$47,688	$55,632

Per share data:
Net income per common share, basic	$0.47	$0.55	$1.80	$2.13

Weighted-average shares outstanding, basic	26,542	26,307	26,445	26,098

Net income per common share, diluted	$0.47	$0.54	$1.79	$2.10

Weighted-average shares outstanding, diluted	26,704	26,549	26,588	26,445

5